CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-171281 on Form N-14 of our report dated February 22, 2010, relating to the financial statements and financial highlights of Financial Investors Variable Insurance Trust appearing in the Annual Report on Form N-CSR of Financial Investors Variable Insurance Trust for the year ended December 31, 2009, only insofar as such report relates to the Ibbotson Income and Growth ETF Asset Allocation Portfolio, Ibbotson Balanced ETF Asset Allocation Portfolio, and Ibbotson Growth ETF Asset Allocation Portfolio. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms (“Auditors”)” in the combined Prospectus and Proxy Statement, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
January 26, 2011